Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Forms S-3 (No. 333-156270) and in the related Prospectuses, Forms S-4 (Nos. 333-146230 and 333-135104) and in the related Prospectuses and Forms S-8 (Nos. 333-25379, 333-39070, 333-112427, 333-120716 and 333-156268) of Tesoro Corporation of our reports dated February 27, 2009, with respect to the consolidated financial statements of Tesoro Corporation, and the effectiveness of internal control over financial reporting of Tesoro Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

ERNST & YOUNG LLP

San Antonio, Texas
February 27, 2009